Exhibit 19.1

Corporate Policy Document No: CORP-003	Revision: 2.0
Effective Date: June 12, 2024
Title: Securities Trading

Purpose: CytomX Therapeutics, Inc. (“CytomX” or “Company”) is committed to establishing rules and guidelines for all employees, directors, consultants and contractors that require compliance with all applicable laws with respect to their trading of securities of CytomX and other companies with whom we do business.

Scope: This policy applies to all employees and directors, and to certain consultants and contractors designated by the Company (such employees, directors, consultants and contractors are collectively referred to as "employees") of CytomX.

Policy:

Because the Company’s stock is publicly traded, employees must comply with the provisions of federal and state securities laws, including the rules and regulations of the Securities Exchange Commission (the “SEC”), and this policy. From time to time some or all employees may be in possession of material non-public information. No employee may buy or sell stock or other securities of CytomX while in the possession of information about CytomX that is both material and non-public.

Individuals subject to this policy are responsible for ensuring that members of their households also comply with this policy. This policy also applies to any entities controlled by individuals subject to the policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this policy and applicable securities laws as if they were for the individual’s own account.

Furthermore, it is illegal and a violation of this policy for you to buy or sell the stock or other securities of companies working with the Company, on the basis of material, non-public information about those companies. It is also illegal and against Company policy for you to pass such material non-public information on to others (also known as tipping) who use it to decide whether to buy or sell our stock or the stock of companies whose material non-public information you pass on.

This policy also prohibits or limits not only illegal activities, but also other stock trading activities that may not be illegal. These additional restrictions are designed to protect both you and the Company from even the appearance of improper activity.

The Company reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.

1.
Material Non-Public Information

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CORP-003

Corporate Policy Document No: CORP-003	Revision: 2.0
Effective Date: June 12, 2024
Title: Securities Trading

Material information is information that a reasonable person would consider important in deciding whether to buy or sell our stock or other securities. For example, material information may include (but is not limited to) news concerning product development and sales, partnerships, clinical trial or research data or information, manufacturing information, positive or negative news concerning a relationship with one of our corporate partners, strategic plans, financial results, merger or acquisition news, patent or other significant intellectual property developments, significant litigation or regulatory actions, cybersecurity of data security incidents, or key personnel hires or departures.

It can sometimes be difficult to know whether information would be considered “material.” The determination of whether information is material or not is almost always made after the fact, when the effect of that information on the market can be quantified. Although you may be aware of information that you do not consider to be material, federal regulators and others may conclude that such information was material. Therefore, trading in a company’s securities based on such information can be risky. When doubt exists, the information should be presumed to be material until you are informed otherwise.

Non-public information is information that has not been announced publicly, such as by press release, conference call, public filing or similar means of public dissemination. Only specifically authorized individuals are permitted to release non-public information to the public. If you are unsure whether information of which you are aware is material or non-public, you should consult with our Chief Financial Officer (or Principal Financial Officer) or General Counsel.

Notwithstanding any pre-clearance or trading in an open window the determination of whether a person has non-public material information is the sole responsibility of the person trading in the stock of the Company.

2.
Trading After Release of Material Information.

You must wait until the opening of trading on Nasdaq of the second trading day after the material information is publicly announced (if you were previously restricted by the Company or otherwise aware of the information) before you can trade. For example, if the information is publicly announced late on a Tuesday, you cannot trade until Thursday (assuming no intervening holidays during that week when the market is closed).

3.
Restricted Persons and Other Employee Restrictions

From time to time the Company will determine that certain individuals (“Restricted Persons”) may buy or sell our stock only at certain times when the “trading window” period is open. You are a “Restricted Person” if you are:

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CORP-003

Corporate Policy Document No: CORP-003	Revision: 2.0
Effective Date: June 12, 2024
Title: Securities Trading

3.1
A member of the Board of Directors of CytomX (the “Board”).
3.2
An employee of CytomX with a title of vice president or above.
3.3
An employee who works in the legal, finance or investor relations department of CytomX, unless specifically told otherwise in writing by the General Counsel or Chief Financial Officer (or Principal Financial Officer).
3.4
Any individual designated as a Restricted Person by the Chief Financial Officer (or Principal Financial Officer) or the General Counsel, in their sole discretion.

From time to time, the Company may determine that in addition to Restricted Persons, all employees or certain specific employees are restricted from trading and that the trading window is closed. During those times all employees or those specific employees are prohibited from trading in CytomX stock until notified that the window is open. A restriction on trading in effect for any person subject to the restriction will remain applicable even if the person leaves the employment of the Company until the restriction is removed. If you have any question about whether a restriction is in place, contact the General Counsel.

4.
Trading Windows/ Blackout Periods

Trading window periods are those periods of time during which Restricted Persons and other employees are permitted to trade our stock or other securities. At these times, the “window” is said to be “open.” Occasionally the Company may inform all employees or a sub-set of designated personnel, including Restricted Persons, that in the abundance of caution, it has closed the trading window to prevent even the appearance of trading with material non-public information. A period of time when the trading window is “closed” is referred to as a “Blackout Period.” There will also be routine quarterly Blackout Periods for Restricted Persons which will run from the end of the last day of the month in which each fiscal quarter ends until the opening of the second trading day following the public release of the Company’s earnings relating to such period (“Quarterly Blackout Period”). Restricted Persons, or any immediate family member or any member of the household of any such person, may not trade during the Quarterly Blackout Period even if they don’t possess any material, non-public information.

The restriction on trading securities during a Blackout Period does not apply to:

4.1 Company Purchases & Sales: Purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company or by the Company are not prohibited during a Blackout Period.

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CORP-003

Corporate Policy Document No: CORP-003	Revision: 2.0
Effective Date: June 12, 2024
Title: Securities Trading

4.2 Stock Option Exercises: The exercise of employee stock options of the Company is not prohibited during a Blackout Period as long as the exercise does not involve a sale of securities of the Company (e.g. the cashless exercise of a stock option of the Company involves a sale of securities of the Company and therefore would not qualify under that exception). For the avoidance of doubt, Restricted Persons and other employees who are restricted from trading are permitted to exercise and hold employee stock options of the Company, even during Blackout Periods. Employees subject to a Blackout Period may not sell any stock acquired through the exercise of an option during the Blackout Period, including the Quarterly Blackout Period, where they are restricted.

4.3 Gifts: Bona fide gifts of the Company’s securities are not prohibited during a Blackout Period, unless the individual making the gift knows, or is reckless in not knowing, the recipient intends to sell the securities while the donor is in possession of material non-public information about the Company.

4.4 10b5-1 Plans: Purchases or sales of the Company’s securities made pursuant to any plan adopted to comply with the Exchange Act Rule 10b5-1 (a “10b5-1 Plan”).

Exceptions to the Blackout Period policy may be approved by the General Counsel or Chief Financial Officer (or Principal Financial Officer), or in the case of exceptions for directors, the Lead Independent Director of the Board or Chair of the Audit Committee.

5.
Mandatory Pre-Clearance by Officers & Directors

All officers (vice presidents and up) and members of the Board must receive pre-clearance from the Chief Financial Officer (or Principal Financial Officer), General Counsel or his/her designee prior to commencing any transactions in the Company’s stock or other securities (including without limitation, acquisitions and dispositions of Company stock, the “net” or “cashless” exercise of stock options and the sale of Company stock issued upon exercise of stock options) not covered by a 10b5-1 Plan.

A request for pre-clearance must be in writing, should be made at least two business days in advance of the proposed transaction, and should include the identity of the pre-clearance person, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities involved.

All trades that are precleared must be effected within five business days of receipt of the pre-clearance. A precleared trade (or any portion of a precleared trade) that has not been effected during the five business day period must be submitted for pre-clearance determination again prior to execution. Notwithstanding receipt of pre-clearance, if the individual becomes aware of

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CORP-003

Corporate Policy Document No: CORP-003	Revision: 2.0
Effective Date: June 12, 2024
Title: Securities Trading

material nonpublic information, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

6.
Post-Termination Transactions

If an individual is in possession of material non-public information when the individual’s service terminates, the individual may not trade in the Company’s securities until that information has become public or is no longer material.

7.
No Tipping

Employees may not disclose (“tip”) material, non-public information to any other person (including family members) where such information may be used by such person to trade in the Company’s securities (or the securities of any other entity). The concept of unlawful tipping includes passing on such information to friends, family members, or acquaintances under circumstances that suggest you were trying to help them make a profit or avoid a loss. Tipping also includes making recommendations, “signaling,” or expressing opinions about trading, while aware of inside information. You may, of course, provide such information to other employees of the Company on a “need to know” basis in the course of performing your job at the Company. It should be noted that trading by members of an officer’s, director’s or employee’s household can be the responsibility of such officer, director or employee under certain circumstances and could give rise to legal and Company-imposed sanctions.

8.
No Trading in Derivative Securities

You may not trade derivative securities of CytomX at any time. Derivative securities are securities other than common stock that are speculative in nature because they permit a person to leverage his or her investment using a relatively small amount of money. Examples of derivative securities include put and call options, zero cost collars and forward sale contracts. These are different from employee stock options, which are not derivative securities.

9.
No Short Selling

You may not engage in short selling of our securities. Selling short includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is anticipated through the expectation that the stock price will decrease during the period of borrowing.

10.
No Purchasing on Margin or Pledging Stock as Loan Security

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CORP-003

Corporate Policy Document No: CORP-003	Revision: 2.0
Effective Date: June 12, 2024
Title: Securities Trading

You may not purchase CytomX stock on margin at any time. Purchasing securities on margin is the use of borrowed money from a brokerage to purchase securities. You may, however, hold CytomX stock in a margin account, i.e., an account that allows you to borrow money against your stock, including CytomX stock so long as you have, at all times, sufficient cash or securities other than CytomX stock to meet a margin call. You may not allow a "margin call" to be covered by the sale of CytomX securities while in possession of material, non-public information or if the trading window has been closed to you by CytomX pursuant to a Blackout Period. Additionally, you may not pledge CytomX stock as security for any loan or borrowing.

11.
No Hedging Transactions

Hedging transactions involving CytomX’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of CytomX’s equity securities, are prohibited by this policy. Such transactions allow the individual to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as CytomX’s other stockholders.

12.
Restrictions on Trading in the Securities of Other Companies

The prohibition on insider trading in this policy is not limited to trading in CytomX’s securities. You are also prohibited from trading in the securities of other companies (such as our suppliers, and those with which we may be negotiating major transactions, such as an acquisition, investment or sale) while in possession of material, non-public information about these companies obtained as a result of your employment by or delivery of services to CytomX. Information that is not material to CytomX may nevertheless be material to one of those other companies. Before trading in the securities of other companies with whom we do business, you should consult with the General Counsel, to determine whether there are any restrictions on doing so.

13.
10b5-1 Plans

The Securities and Exchange Commission permits trades to be executed even if the trader is aware of material, non-public information if the trade is executed pursuant to a previously established plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934.

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CORP-003

Corporate Policy Document No: CORP-003	Revision: 2.0
Effective Date: June 12, 2024
Title: Securities Trading

Rule 10b5-1 requires that a 10b5-1 Plan:

13.1 Has been submitted to and pre-approved by the General Counsel or Chief Financial Officer (or Principal Financial Officer);

13.2 Includes a cooling off period (a “Cooling-Off Period”) for:

•
Section 16 reporting persons (i.e., directors, officers and the Company’s 10% stockholders) that extends to the later of 90 days after adoption or modification of the 10b5-1 Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the 10b5-1 Plan was adopted, up to a maximum of 120 days; and
•
employees and any other persons, other than the Company, that extends 30 days after adoption or modification of the 10b5-1 Plan;

13.3 For Section 16 reporting persons, includes a representation in the 10b5-1 Plan that the Section 16 reporting person is (1) not aware of any material non-public information about the Company or its securities; and (2) adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;

13.4 Has been entered into in good faith at a time when the individual was not in possession of material non-public information about the Company and not otherwise in a Blackout Period, and the person who entered into the 10b5-1 Plan has acted in good faith with respect to the 10b5-1 Plan;

13.5 Either (1) specifies the amounts, prices, and dates of all security transactions under the10b5-1 Plan; or (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibits the individual from exercising any subsequent influence over the transactions.; and

13.6
Complies with all other applicable requirements of Rule 10b5-1.

The General Counsel may impose such other conditions on the implementation and operation of the 10b5-1 Plan as the General Counsel deems necessary or advisable. Individuals may not adopt more than one 10b5-1 Plan at a time except under the limited circumstances permitted by Rule 10b5-1 as in effect at the time of adoption and subject to pre-clearance by the General Counsel.

An individual may only modify a 10b5-1 Plan outside of a Blackout Period and, in any event, when the individual does not possess material non-public information. Modifications to and terminations

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CORP-003

Corporate Policy Document No: CORP-003	Revision: 2.0
Effective Date: June 12, 2024
Title: Securities Trading

of a 10b5-1 Plan are subject to pre-clearance by the General Counsel and modifications of a 10b5-1 Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a 10b5-1 Plan will trigger a new Cooling-Off Period.

An individual that adopts a new 10b5-1 Plan (“Successor Plan”) under which trades will not begin until the completion or expiration of an existing 10b5-1 Plan (“Predecessor Plan”), as permitted by Rule 10b5-1, will be subject to a Cooling-Off Period. If the Predecessor Plan is terminated early, trading under the Successor Plan may not commence until the applicable Cooling-Off Period has run from the termination date of the Predecessor Plan.

The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a 10b5-1 Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a 10b5-1 Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a 10b5-1 Plan if the General Counsel or Board, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Although you are required to submit your plan for review, it is your responsibility to assure that the plan meets the requirements of Rule 10b5-1. You should consult with your own counsel and investment advisor in setting up the plan to make sure that it complies with the requirements of the rule.

14.
Ultimate Responsibility for Insider Trading

Notwithstanding any pre-clearance or trading in an open window, the determination of whether a person trades with material non-public information is solely the responsibility of the person trading. The Company cannot always know what is in the mind of the person trading, whether it is material or might be deemed material in hindsight.

15.
Policy Amendments

No amendments to this policy, other than amendments to comply with applicable law or amendments that are procedural or non-substantive (collectively, “Permitted Amendments”), may be made without the approval of the Board or a committee of the Board. Permitted Amendments may be authorized by the General Counsel and the Chief Financial Officer (or Principal Financial Officer).

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CORP-003

Corporate Policy Document No: CORP-003	Revision: 2.0
Effective Date: June 12, 2024
Title: Securities Trading

16.
Certification

From time to time the Company may require employees, directors, consultants and contractors subject to this policy to certify their compliance with the terms and provisions of this policy.

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CORP-003

Corporate Policy Document No: CORP-003	Revision: 2.0
Effective Date: June 12, 2024
Title: Securities Trading

Corporate Policy and Procedure Approval Sheet

Document Author: Lloyd Rowland, General Counsel, Chief Compliance Officer and Secretary

Originating Department: Corporate Compliance

For new policies or revisions, check one of the following and complete the communication and/or training plan information.

☐New
☒Revision. Identify existing policy being revised and briefly state reason for revision:
☐Administrative Change. Check only if non-substantive, grammatical or typographical changes are needed
☐Inactivate
☐Communications/Training Plan for New/Revised Policy:

(Not needed for Administrative Change)

☒ Working at CytomX Guidebook

☐ Employee Curriculum with Quiz

☐ E-Learning

☐ Classroom Training

☒ Other (provide description)

Approvals

/s/ Lloyd Rowland

Lloyd Rowland, General Counsel, Chief Compliance Officer and Secretary Date

/s/ Sean McCarthy

Sean McCarthy, Chief Executive Officer Date

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CORP-003